UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Volterra Semiconductor Corporation

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VOLTERRA SEMICONDUCTOR CORPORATION

47467 Fremont Blvd.

Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 23, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Volterra Semiconductor Corporation, a Delaware corporation. The meeting will be held on Friday, April 23, 2010 at 9:00 a.m. local time at Volterra’s offices at 47467 Fremont Blvd., Fremont, California, 94538 for the following purposes:

1.	To vote on the two directors nominated by Volterra and named in the Proxy Statement accompanying this Notice, to hold office until the 2013 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on Friday, April 23, 2010, at 9:00 a.m. local time at 47467 Fremont Blvd., Fremont, CA 94538.

The Proxy Statement and annual report to stockholders are available at http://www.cfpproxy.com/5663. The Board of Directors recommends that you vote FOR the proposals identified above.

The record date for the annual meeting is March 8, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ DAVID OH
David Oh
Secretary

Fremont, California

March 19, 2010

You are cordially invited to attend the meeting in person. For assistance in obtaining directions to attend the meeting and vote in person, please contact Volterra at (510) 743-1282. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLTERRA SEMICONDUCTOR CORPORATION

47467 Fremont Blvd.

Fremont, California 94538

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

April 23, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (“Board”) of Volterra Semiconductor Corporation (“Volterra”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Volterra intends to mail this Proxy Statement and accompanying proxy card on or about March 19, 2010 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 8, 2010 will be entitled to vote at the annual meeting. On this record date, there were 23,814,502 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 8, 2010 your shares were registered directly in your name with Volterra’s transfer agent, Registrar and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 8, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	To vote on the election of the two directors nominated by Volterra and named in this Proxy Statement;

•	Ratification of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2010.

How do I vote?

For Proposal No. 1, you may either vote “For” the nominees to the Board or you may “Withhold” your vote for the nominees. Volterra will not consider votes for any other nominees except as identified and described in this Proxy Statement. For Proposal No. 2, the ratification of the selection by the Audit Committee of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2010, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Volterra. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 8, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director identified and described in this Proxy Statement and “For” the ratification of the selection by the Audit Committee of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Volterra’s Secretary at 47467 Fremont Blvd., Fremont, CA 94538.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

If you wish to submit a proposal to nominate a director, you must do so not later than the close of business on December 24, 2010 nor earlier than the close of business on October 25, 2010, to Volterra’s Secretary at 47467 Fremont Blvd., Fremont, CA 94538. If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to Volterra’s secretary by November 19, 2010. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal must be submitted in writing to Volterra’s secretary not later than the close of business on December 24, 2010 nor earlier than the close of business on October 25, 2010.

You are also advised to review Volterra’s Bylaws, which contain additional requirements about advance notice of director nominations and stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting.

For the proposal related to the election of directors, the inspector will separately count “For” and “Withhold” votes.

For the proposal related to the ratification of KPMG LLP, or other proposals, the inspector will separately count “For” and “Against” votes, and abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). In the event that a broker, bank, custodian, nominee or other record holder of Volterra’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

•

For Proposal No. 1, the election of two directors, the nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2010, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date (March 8, 2010), there were 23,814,502 shares outstanding and entitled to vote. Thus, assuming all such shares remain outstanding on the date of the annual meeting, 11,907,252 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published by Volterra in a current report on Form 8-K which we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Volterra’s Board of Directors (the “Board”) is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board presently has six members and one vacancy. There are two directors, Mr. Jeffrey Staszak and Mr. Edward Winn, in the class whose term of office expires in 2010.

The nominees listed below are currently Volterra directors who were recommended for election to the Board by the Nominating and Corporate Governance Committee. Proxies may not be voted for any other person other than the nominees named herein. Mr. Staszak and Mr. Winn were previously elected by the stockholders in 2007. If elected at the annual meeting, Mr. Staszak and Mr. Winn would serve until the 2013 annual meeting and until their successors are elected and have qualified, or until their death, resignation or removal. It is Volterra’s policy to encourage directors and nominees for director to attend the annual meeting. In 2009, all of Volterra’s then-seated directors attended the annual meeting of stockholders.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, if applicable.

Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting

Jeffrey Staszak

Mr. Jeffrey Staszak, age 57, joined Volterra as our President and Chief Operating Officer in March 1999, and has been our Chief Executive Officer since August 2000 and a member of our Board since April 2000. Prior to joining Volterra, Mr. Staszak was Senior Vice President in the Storage Products Group of Texas Instruments Inc., a semiconductor company, from July 1996 to March 1999. From May 1993 to July 1996, Mr. Staszak served as Senior Vice President and General Manager of the Storage Products Division of Silicon Systems, Inc., a semiconductor company then affiliated with TDK Corporation. Mr. Staszak holds a B.S. in Industrial Technology from the University of Wisconsin, Stout and an M.B.A. from Pepperdine University. We believe that Mr. Staszak’s qualifications to sit on our Board of Directors include his long tenure as chief executive officer and as a member of the Board, during which time he has gained a unique and extensive understanding of our industry, our business and our long term strategy. Mr. Staszak is a semiconductor industry veteran, having served in leadership roles and having obtained operational experience during his employment with other semiconductor companies, including Silicon Systems and Texas Instruments.

Edward Winn

Mr. Edward Winn, age 71, has been a member of our Board since April 2004. From March 1992 to January 2000, Mr. Winn served in various capacities at TriQuint Semiconductor, Inc., a semiconductor company, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer. Mr. Winn previously served as a director with Endwave Corporation from 2000 to 2010. Mr. Winn received a B.S. in Physics from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School. We believe that Mr. Winn’s qualifications to sit on our Board of Directors include his substantial experience in the semiconductor industry, including his tenure in various capacities at TriQuint Semiconductor. Mr. Winn brings a broad financial and business understanding of the semiconductor industry, through his experience as Chief Financial Officer at TriQuint and his long tenure as a member of the board of directors of another semiconductor company, Endwave Corporation.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH OF THE NAMED NOMINEES

Directors Continuing in Office Until the 2011 Annual Meeting

Fu-Tai Liou

Dr. Fu-Tai Liou, age 56, has been a member of our Board since December 2008. Dr. Liou has served as President of Voltafield Technology Corporation, a privately held semiconductor company, since February 2009. From 1997 to 2008, Dr. Liou had served in various capacities at United Microelectronics Corporation, or UMC, a provider of semiconductor foundry services, including as UMC’s President, Quality & Reliability Assurance; President, America Business Group; Chief Officer Worldwide Sales & Marketing; and Chief Technology Officer for Research & Development. Dr. Liou previously served as a director with UMC from 2006 to 2008. Dr. Liou received a Ph.D. in materials science and engineering from State University of New York at Stony Brook, received a M.S. in physics, from Auburn University, and graduated from the National Central University in Taiwan. We believe that Dr. Liou’s qualifications to sit on our Board of Directors include his significant leadership experience at UMC, in a wide range of roles in management, operations, quality and technology, as well as being a member of UMC’s board of directors. Dr. Liou brings a particular knowledge and understanding of operational and strategic issues that fabless semiconductor companies, such as Volterra, must address in working with third party foundries. Dr. Liou also brings his international experience to the Board’s discussions, as he has unique insights on doing business in Asia.

Edward Ross

Edward Ross, age 68, has been a member of our Board since May 2004. From January 2005 to December 2005, Dr. Ross served as the President Emeritus of TSMC North America, the U.S. subsidiary of Taiwan Semiconductor Manufacturing Company Ltd., a semiconductor manufacturer. From March 2000 to December 2004, he was the President and Chief Executive Officer of TSMC North America. From July 1998 to March 2000, Dr. Ross was Senior Vice President of the Professional Services Group at Synopsys, Inc., a semiconductor design software company. From September 1995 to July 1998, he served as President of Technology and Manufacturing at Cirrus Logic, Inc., a semiconductor manufacturer. Dr. Ross currently serves as a member of the board of directors of Atmel Corporation, a semiconductor company, and previously served as a director with California Micro Devices from 2002 to 2010, and with RAE Systems, Inc., from 2001 to 2006. Dr. Ross holds a B.S.E.E. from Drexel University and an M.S.E.E., M.A. and Ph.D. from Princeton University. We believe that Dr. Ross’ qualifications to sit on our Board of Directors include his experience in a senior management role at TSMC, a major provider of foundry services. He has gained a broad understanding of the semiconductor industry through his roles at TSMC and at Synopsys and Cirrus Logic and has an understanding of operational and strategic issues that fabless semiconductor companies, such as Volterra, must address in working with third party foundries. Dr. Ross also has significant experience in serving as a member of the board of directors of numerous public companies, including his prior service as the chairman of the board of California Micro Devices.

Directors Continuing in Office Until the 2012 Annual Meeting

Mel Friedman

Mel Friedman, age 71, has been a member of our Board since May 2004. From July 2002 to December 2003, Mr. Friedman served as a consultant to Sun Microsystems, Inc., a network computing company. Mr. Friedman retired as Senior Vice President of Customer Advocacy at Sun Microsystems in July 2002 after serving in that position since July 2000. From April 1989 to June 2000, Mr. Friedman served in several other roles for Sun Microsystems, including President of its Microelectronics Division, Vice President of Worldwide Operations for its Systems Operation, Vice President of West Coast Operations and Vice President of Supply Management. Mr. Friedman previously served as a director with Electroglas, Inc. from 1999 to 2009. Mr. Friedman holds a B.S.M.E. from City College of New York and has completed numerous masters courses in industrial management and mechanical engineering at the Massachusetts Institute of Technology. We believe that

Mr. Friedman’s qualifications to sit on our Board of Directors include his substantial senior leadership experience at Sun Microsystems, a major multinational public company. Mr. Friedman has a broad understanding of issues and challenges that affect large companies, and he is able to draw from his wide range of experience to understand and provide guidance on issues related to management, customer advocacy, operations and technology.

Christopher Paisley

Mr. Christopher Paisley, age 57, has been our Chairman of the Board since August 2007 and a member of our Board since April 2000. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University. Mr. Paisley retired from his position as Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation, a networking products company, in May 2000 after having served as an officer at 3Com since September 1985. Mr. Paisley currently serves as a member of the board of directors of Equinix, Inc., a provider of network-neutral data center and interconnection services, 3PAR, Inc., a storage company, and Fortinet, Inc., an internet security space company. Mr. Paisley had also served as a director with Electronics for Imaging from 2004 to 2008, Brocade Communications from 2002 to 2006, and with Silicon Image from 2004 to 2005. Mr. Paisley holds a B.A. in Economics from the University of California at Santa Barbara and an M.B.A. from the University of California at Los Angeles. We believe that Mr. Paisley’s qualifications to sit on our Board of Directors include his substantial experience in the technology industry, including his experiences gained as Chief Financial Officer of 3Com Corporation, a major multinational technology company. Mr. Paisley has a broad understanding of financial issues, both as a senior executive and as a university professor, which allow him to understand and evaluate our business and financial model. Mr. Paisley has served as a member of the board of directors of several public companies in various technology areas, and is able to draw upon these diverse experiences to advise Volterra on strategic and operational issues.

Independence of the Board of Directors

As required under the Nasdaq stock market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with Volterra’s counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Volterra, its officers and its independent registered public accounting firm, the Board has determined that all of Volterra’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Staszak, Volterra’s President and Chief Executive Officer.

Information Regarding the Board of Directors and its Committees

The Board has established corporate governance guidelines to ensure that it will have the necessary authority and practices in place to review and evaluate Volterra’s business operations as needed and, where appropriate, to make decisions that are independent of Volterra’s management. The guidelines are also intended to align the interests of directors and management with those of Volterra’s stockholders. The corporate governance guidelines set forth the practices the Board will follow with respect to: Board organization and independence of directors; committee composition; board meetings; communication with management, employees, stockholders, journalists, analysts and other outside parties; retention of advisors; election and service of directors; and continuing director education. The corporate governance guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002.

Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of the General

Counsel of Volterra Semiconductor Corporation at 47467 Fremont Blvd., Fremont, CA 94538. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committee.

Board Leadership Structure

Volterra separates the roles of our Chief Executive Officer (who is also our President) from our Chairman of the Board, in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting Volterra’s goals and steering our day to day operations, whereas our Chairman of the Board is an independent director that interfaces with the other Board members to provide objective guidance on our performance and strategy. This structure allows our Chief Executive Officer to focus on Volterra’s execution against our plans, while maintaining an important role for the independent directors in the review and oversight of these activities.

A key responsibility of the Chief Executive Officer and the Board is ensuring that an effective process is in place to provide management continuity. The Board regularly discusses succession planning for the Chief Executive Officer, as well as for several of our key officers. The Board and our Chief Executive Officer discuss future organization structures, candidates for senior management positions, and development plans for these senior management employees, to ensure continuity of leadership over the long term.

Risk Oversight

The Board is actively involved in the oversight of risks that could affect Volterra’s business and operations. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through committees of the Board, as disclosed in the descriptions of each of the committees below. Generally, all of our committees meet on the same date as our full Board meetings, and each Board member attends each committee meeting, such that each Board member is aware of all of the considerations and actions of each committee. To the extent significant committee actions are taken outside of the full Board, such actions are generally reported or updated at the next full Board meeting. Our Board members also have direct and regular contact with members of our management team, and are able to gain insight into particular risks within Volterra through such direct interactions.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee establishes compensation programs that do not encourage excessive risk and we believe our programs will not have a material adverse effect on Volterra. Generally, our material compensation programs are designed to provide a balanced mix of cash and equity, based on peer group or industry analyses and comparisons. Our equity incentive grants have standard four year quarterly vesting, with the first year vesting occurring at the end of such year. We have bonus programs that are tied to company profitability and the achievement of annual operating plans, but such bonus programs have capped payouts, are partially tied to individual performance and/or reserve discretion to the Company or the Compensation Committee to reduce payments under such bonus programs. We believe these features of our compensation programs minimize excessive risk taking, and encourage employees to focus on performance and long term value creation.

Director Qualifications and Diversity

The Board of Directors, acting through the Nominating and Corporate Governance Committee, is responsible for assembling for shareholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes and skills appropriate for functioning effectively as a board. The Nominating and Corporate Governance Committee will consider all of the relevant qualifications of Board candidates, including such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to Volterra’s affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders, and whether the Board candidates will be independent for Nasdaq purposes, as well as the needs of the Board and Volterra. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will also review such directors’ overall service to Volterra during their terms, and any relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. At this time, the Nominating and Corporate Governance Committee does not believe that the establishment of stated specific, minimum qualifications that must be met by a candidate for a position on our Board is necessary. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee seeks a diverse group of individuals who have a complementary mix of backgrounds and skills necessary to provide meaningful oversight of the Company’s activities. As a growing, fabless semiconductor company, we seek directors who have experience in the semiconductor industry in general, but also look for individuals who have experience in the operational issues that we face in our dealings with third party foundries and assembly and test vendors. Some of our directors have strong financial backgrounds and experience in dealing with multinational public companies, to help us in our evaluation of our infrastructure and our financial model. We also face unique challenges as we expand our sales and operational efforts internationally, particularly in Asia, so we have also sought directors with a breadth of geographical knowledge and experience. The Nominating and Corporate Governance Committee annually reviews the Board’s composition in light of the company’s changing requirements.

In addition to its own targeted searches, the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at the 2011 Annual Meeting may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 47467 Fremont Blvd., Fremont, CA 94538 at least 120 days prior to the anniversary date of the mailing of this Proxy Statement. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Committees of the Board

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2010 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Mel Friedman	X				X	*
Fu-Tai Liou					X
Christopher Paisley	X		X
Edward Ross			X	*	X
Jeffrey Staszak
Edward Winn	X	*	X
Total meetings in fiscal year 2009	8		7		5

*	Committee Chairperson

Below is a description of each committee of the Board. The Audit Committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Compensation Committee has the authority to obtain advice and assistance from legal counsel or other experts, as it deems appropriate, and also has the authority to retain the services of a compensation consultant to assist it in evaluating executive compensation. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Volterra.

Audit Committee

The Audit Committee oversees Volterra’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluating the performance of our independent auditor, assessing their qualifications and independence, and determining and approving their engagements;

•

reviewing our annual financial statements, discussing with management and our independent auditor the results of our annual audit, and discussing with management and our auditor the results of the auditors’ review of our quarterly financial statements;

•	reviewing with management and our auditor significant issues that arise regarding accounting principles and financial statement presentation;

•	reviewing and discussing with management and our independent auditor, as appropriate, our guidelines and policies with respect to risk assessment and risk management;

•

reviewing with our independent auditor any significant difficulties with our annual audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any;

•

reviewing with our independent auditor and management any conflicts or disagreements between management and our independent auditor regarding financial reporting or accounting practices or policies and resolving any such conflicts regarding financial reporting;

•	conferring with our independent auditor and management regarding the scope, adequacy and effectiveness of our internal financial reporting controls; and

•	reviewing and approving related-party transactions and reviewing other issues arising under our Code of Conduct or similar policies.

The Audit Committee is responsible for oversight of risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with our management team and independently with our independent auditors. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments.

Three directors currently comprise the Audit Committee: Mssrs. Friedman, Winn and Paisley. Mr. Winn currently serves as chairperson. The Audit Committee met eight times during 2009. The Board has adopted a written Audit Committee Charter, which can be found at the Governance – Committee Composition section of our corporate website at http://investors.volterra.com.

The Board has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Volterra’s Audit Committee are independent under the rules of the Securities and Exchange Commission (“SEC”) and Nasdaq (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Mssrs. Paisley and Winn each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Paisley’s and Mr. Winn’s level of knowledge and experience based on a number of factors, including their formal education and each of their past experience as chief financial officer of a public company.

Compensation Committee

The Compensation Committee reviews and approves the overall compensation strategy and policies for Volterra. For this purpose, the Compensation Committee performs several functions, including:

•	reviewing and approving the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation policies, plans and programs for our executive officers and other senior management, as well as our overall compensation plans and structure;

•	recommending to our Board the compensation for our independent directors; and

•	overseeing the administration of our stock plans and employee benefit plans.

The Committee may form and delegate its authority to separate committees, as it deems appropriate. Volterra also has a Non-Officer Stock Option Committee, which is a sub-committee of the Compensation Committee and is currently composed of Volterra’s Chief Executive Officer, Jeffrey Staszak and Volterra’s Vice President of Finance and Chief Financial Officer, Mike Burns. The Non-Officer Stock Option Committee may award stock options to new employees, excluding employees who are officers, subject to certain guidelines approved by the Compensation Committee. Volterra’s policy is that all grants made by the Non-Officer Stock Option Committee are to be reviewed and ratified by the Compensation Committee at its next scheduled meetings.

The Committee also has the authority to retain any compensation consultant to assist it in the valuation of compensation for directors or Volterra officers. The Committee directly engaged Compensia, Inc. (“Compensia”), an independent compensation consultant, to advise it on a project or hourly basis with respect to its compensation decisions for 2010.

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of our outside compensation consultant. The Compensation Committee has retained Compensia as its consultant to assist it with its responsibilities related to our executive and board of director compensation programs. Compensia’s fees for executive compensation consulting to the Compensation Committee in fiscal year 2009 were approximately $46,000. The executive compensation services provided include assisting in defining our executive compensation strategy, providing market benchmark information, supporting the design of incentive compensation plans, advising on the competitiveness of board of director compensation, and providing regulatory guidance and updates.

During fiscal year 2009, Compensia was retained by Volterra to provide a general review of our non-executive employee compensation programs and for supporting the design of incentive compensation and bonus plans. The aggregate fees paid for those other services in fiscal 2009 were approximately $36,000. The Compensation Committee did not review or approve the other services provided by Compensia, as those services were approved by management in the normal course of business. Due to the limited nature and scope of Compensia’s services outside of the work it does on executive and board compensation, the Compensation Committee believes that the consulting advice it receives from Compensia is objective and not influenced Compensia’s other relationships with Volterra.

Three directors currently comprise the Compensation Committee: Dr. Ross and Mssrs. Paisley and Winn. Dr. Ross serves as chairperson. All members of Volterra’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards) and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986,

as amended (the “Code”). The Compensation Committee met seven times and acted by unanimous written consent one time during 2009. The Compensation Committee charter can be found at the Governance – Committee Composition section of our corporate website at http://investors.volterra.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for:

•	establishing criteria for board membership and reviewing and recommending nominees for election as directors;

•	considering board nominations and proposals submitted by our stockholders;

•	assessing the performance of our Board and the independence of directors;

•	recommending to the Board the chairmanship and membership of each Board committee; and

•	developing our corporate governance principles.

The Nominating and Corporate Governance Committee charter can be found at the Governance – Committee Composition section of our corporate website at http://investors.volterra.com. Three directors currently comprise the Nominating and Corporate Governance Committee: Mr. Friedman and Drs. Liou and Ross. Mr. Friedman serves as chairperson. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met five times and acted by unanimous written consent one time during 2009.

The Nominating and Corporate Governance Committee is responsible for oversight of risks relating to management and Board succession planning and general corporate governance policies. To satisfy these oversight responsibilities, the Committee meets regularly with our Chief Executive Officer to discuss and evaluate matters such as progress against employees and succession planning programs and goals, trends in risk levels, the employee climate, risk management activities, and non-governmental and governmental policies or proposals that could affect our operations.

Meetings of the Board of Directors

The Board met six times and acted by unanimous written consent two times during 2009. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Volterra has established procedures that attempt to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. The Nominating and Corporate Governance Committee will consider, from time to time, whether these procedures need to be updated or changed.

Code of Conduct

Volterra has adopted a Code of Conduct that applies to all of Volterra’s officers, directors and employees. The Code of Conduct is available at the Governance section of Volterra’s website at http://investors.volterra.com. If Volterra makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, Volterra will promptly disclose the nature of the amendment or waiver on its website, or as otherwise required by applicable law, rules or regulations.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee currently consists of three members: Mssrs. Friedman, Paisley, and Winn. Mr. Winn serves as Chairperson of the Audit Committee. All members of Volterra’s Audit Committee are independent (as independence is defined in Rules 5605(a)(2) and 5605(c) of the Nasdaq listing standards).

The Audit Committee oversees Volterra’s corporate accounting and financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with management, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of Volterra’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid thereto, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Volterra’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 114. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and Volterra, and has received written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Volterra’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of Volterra’s internal controls and the overall quality of Volterra’s financial reporting. The Audit Committee held eight meetings during the fiscal year ended December 31, 2009.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by Volterra under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, KPMG LLP as Volterra’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

AUDIT COMMITTEE

Edward Winn, Chairperson
Mel Friedman
Christopher Paisley

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Volterra’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited Volterra’s financial statements since 1996. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Volterra’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as Volterra’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Volterra and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Volterra for fiscal years ended December 31, 2009 and December 31, 2008, by KPMG LLP, Volterra’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees	$782,400	$809,500
Audit-related Fees	9,800	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$792,600	$809,500

“Audit Fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements, audit of management’s assessment and the effectiveness of our internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

“Audit-related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” No such fees were billed during fiscal 2008.

“Tax Fees” include fees for tax compliance, tax and planning and tax advice. No such fees were billed during fiscal 2009 or 2008.

“All Other Fees” consist of fees for products and services other than the services described above. No such fees were billed during fiscal 2009 or 2008.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2009, none of the hours billed on Volterra’s financial audit by KPMG LLP were provided by persons other than KPMG LLP’s full-time permanent employees.

Pre-Approval of Services

The Audit Committee has adopted procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers effective as of January 1, 2010. Information regarding our directors is set forth in “Proposal 1—Election of Directors” presented earlier in this Proxy Statement.

Name	Age	Position
Jeffrey Staszak	56	President, Chief Executive Officer and Director
Mike Burns	43	Vice President of Finance, Chief Financial Officer and Treasurer
William Numann	53	Vice President of Marketing
Craig Teuscher	42	Vice President of Sales and Applications Engineering

Jeffrey Staszak

Mr. Jeffrey Staszak joined Volterra as our President and Chief Operating Officer in March 1999, and has been our Chief Executive Officer since August 2000 and a member of our Board since April 2000. Prior to joining Volterra, Mr. Staszak was Senior Vice President in the Storage Products Group of Texas Instruments Inc., a semiconductor company, from July 1996 to March 1999. From May 1993 to July 1996, Mr. Staszak served as Senior Vice President and General Manager of the Storage Products Division of Silicon Systems, Inc., a semiconductor company then affiliated with TDK Corporation. Mr. Staszak holds a B.S. in Industrial Technology from the University of Wisconsin, Stout and an M.B.A. from Pepperdine University.

Mike Burns

Mr. Mike Burns joined Volterra in August 2007 and currently serves as our Vice President, Chief Financial Officer and Treasurer. Prior to joining Volterra, Mr. Burns had a successful 15 year career at Intel Corp. from 1992 to 2007 where he held several key positions in the United States and overseas, including as the Assistant Treasurer of Intel Corp. and most recently as the Finance Director and Controller of Intel Capital. Prior to joining Intel, Mr. Burns worked in public accounting. Mr. Burns earned his B.A. in economics and M.S. in industrial engineering from Stanford University, and his M.B.A. from the University of California at Berkeley’s Haas School of Business.

William Numann

Mr. William Numann joined Volterra as our Vice President of Marketing in November 2000. Prior to joining Volterra, Mr. Numann was Vice President of Standard Products of Supertex, Inc., a semiconductor company, from October 1997 to October 2000. From June 1985 to September 1997, Mr. Numann served as Product Marketing and Applications Director at Siliconix, Inc., a semiconductor company. Mr. Numann holds a B.S.E.E. and an M.B.A. from Rensselaer Polytechnic Institute.

Craig Teuscher

Dr. Craig Teuscher co-founded Volterra and has been our Vice President of Sales and Applications Engineering since January 2003. From September 1996 to May 2005, Dr. Teuscher also served as a member of our Board. From July 1998 to January 2003, Dr. Teuscher served as our Director of Applications Engineering. Dr. Teuscher holds a B.S.E.E. from Princeton University and an M.S.E.E. and Ph.D. in electrical engineering from the University of California at Berkeley.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Volterra’s common stock as of January 1, 2010 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all Volterra executive officers and directors as a group; and (iv) all those known by Volterra to be beneficial owners of more than five percent of its common stock. Unless otherwise indicated, the address for each listed beneficial owner is c/o Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
	Number of Shares	Options Exercisable within 60 Days	Percent of Class (%)
FMR Corp.	3,783,505	—	16.2%
82 Devonshire Street Boston, MA 92109
The Bank of New York Mellon Corp.	1,302,885	—	5.6%
One Wall Street, 31st Floor New York, NY 10286
Mike Burns	4,334	67,188	*
Mel Friedman	400	57,500	*
Fu-Tai Liou	—	10,000	*
William Numann	33,875	294,624	1.4%
Christopher Paisley	15,000	65,000	*
Edward Ross	6,250	49,500	*
Jeffrey Staszak(2)	209,847	788,499	4.1%
Craig Teuscher(3)	379,876	287,499	2.8%
Edward Winn	—	57,500	*
All executive officers and directors as a group (9 persons)	649,582	1,667,310	9.3%

*	Less than one percent.

(1)	This table is based upon information supplied by officers and directors. With respect to the principal stockholders, the number of shares is based on holdings as of January 1, 2010 as reported to the SEC on Schedule 13G or Schedule 13G/A. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Volterra believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,328,718 shares outstanding and eligible to vote on January 1, 2010, adjusted as required by rules promulgated by the SEC.

(2)	Includes 113,750 shares held by the Staszak Family Living Trust, of which Mr. Staszak is a co-trustee.

(3)	Consists of shares held by the Teuscher 2007 Trust, of which Dr. Teuscher is a co-trustee.

Equity Compensation Plan Information

The following table provides certain information with respect to all of Volterra’s equity compensation plans in effect as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,050,096	$11.27	7,289,773	(1)(2)
Equity compensation plans not approved by security holders	—	—	—

Total	6,050,096		7,289,773

(1)	Under the 2004 Equity Incentive Plan, the number of authorized shares will be increased annually on December 31 of each year, from 2005 until 2013, by 5% of the number of fully-diluted shares of common stock outstanding; provided, however, that the Board may designate a smaller number of shares by which the authorized number of shares will be increased on such dates. Under the 2004 Non-Employee Directors’ Stock Option Plan, the number of authorized shares will be increased annually on December 31 of each year, from 2005 and until 2013, by no more than the number of shares of common stock subject to options granted during that calendar year. Under the 2004 Employee Stock Purchase Plan, the number of authorized shares will be increased on December 31 of each year, from 2005 until 2013, by the lesser of 1,000,000 shares of common stock or 1.75% of the fully-diluted number of shares of common stock outstanding; provided, however, that the Board may designate a smaller number of shares by which the authorized number of shares will be increased on such dates.

(2)	Includes 2,072,148 shares available for issuance under the 2004 Employee Stock Purchase Plan.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Volterra’s directors and executive officers, and persons who own more than ten percent of a registered class of Volterra’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Volterra’s common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Volterra with copies of all Section 16(a) forms they file.

To Volterra’s knowledge, based solely on a review of the copies of such reports furnished to Volterra and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with other than one filing by William Numann on October 27, 2009, which was filed five business days after the transaction date.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the material principles underlying our compensation policies and decisions regarding our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers as of December 31, 2009 (collectively, the “Named Executive Officers”). This discussion is intended to review the most important factors relevant to an analysis of our compensation policies and decisions, and to provide qualitative information regarding the manner and context in which compensation is earned by our Named Executive Officers. This discussion is meant to supplement, and should be read in conjunction with, the tables and other quantitative information that follow this section.

Our Named Executive Officers in 2009 were:

Name	Title
Jeffrey Staszak	President and Chief Executive Officer
Mike Burns	Vice President of Finance, Chief Financial Officer and Treasurer
David Lidsky	Vice President of Design Engineering
William Numann	Vice President of Marketing
Craig Teuscher	Vice President of Sales and Applications Engineering

Each of our Named Executive Officers served in their respective capacities during the entire 2009 calendar year. Effective January 1, 2010, Dr. Lidsky is an officer of Volterra, as our Vice President of Design Engineering, but is no longer deemed an executive officer.

Overview of Compensation Program

Our Compensation Committee (the “Committee”) is responsible for establishing and implementing Volterra’s overall compensation plans and structure, including our equity and cash compensation programs for Volterra’s officers (including the Named Executive Officers). The Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Committee is comprised of Christopher Paisley, Edward Ross and Edward Winn. In reviewing compensation decisions for 2009, the Committee was advised by Compensia, the independent compensation consultant originally retained by the Committee in 2007. Each year, the Committee reviews our compensation practices to determine whether our compensation program was effective in appropriately rewarding and motivating Volterra’s officers. Committee meetings in which compensation proposals are discussed and finalized typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer, provided however, that our Chief Executive Officer is not present during such portion of each meeting in which his compensation is finalized.

The Committee strives to create fair and reasonable compensation packages for Volterra’s officers that accomplish the following objectives:

•	Attract, motivate and retain high quality, focused executives that will drive Volterra’s future growth;

•	align the executive officer’s long term interests with the interests of Volterra’s stockholders; and

•	incorporate pay-for-performance compensation features that reward individual contributions to Volterra’s success.

To achieve these goals, the Committee has implemented an executive compensation program consisting of base salary, equity incentive compensation in the form of stock option grants, and cash bonus awards. The Committee believes that these basic cash and equity compensation elements provide the clearest and most direct link between Volterra’s officers’ performance, and our overall objectives of continuing Volterra’s growth, improving our financial performance and increasing stockholder value. All of our Named Executive Officers are eligible to receive the same elements of compensation.

Setting Executive Compensation

In making compensation decisions for 2009, the Committee and Compensia met in the fourth quarter of 2008 and the first quarter of 2009 to review and update Volterra’s peer group and to conduct a comprehensive compensation study against this peer group for publicly disclosed compensation information from the prior year (2008). In comparison to the updated peer group, Compensia noted the following information regarding Volterra’s overall average compensation of all officers (including the Named Executive Officers) in 2008:

•	Base salaries for Volterra officers (including Named Executive Officers) approximated peer median, with individual variation between positions;

•	Target cash incentives as a percent of base salary were generally aligned with peer median;

•	Total target cash compensation (consisting of base salary plus target cash incentives) was aligned with peer median;

•	Annual equity values (calculated using the Black Scholes value of options as of grant date, i.e. January 2008) generally fell between market 25th and 50th percentile of the peer group; and

•	Target total direct compensation (target total cash compensation plus the annual equity values of 2008 awards) fell between 25th and 50th percentile of the peer group.

As was established in the prior year’s compensation analysis and in light of Volterra’s performance in comparison to its peer group, the Committee would continue to target cash compensation at the 50th-55th percentile of the peer group and annual equity grants at the 45th-50th percentile of the peer group, provided that such annual equity grants would be fundable within an overall company gross burn rate target of 5.0%).

Although the Committee works with Compensia to obtain general compensation guidance and comparisons to peer group data and to understand industry and compensation trends, the Committee ultimately relies on its collective experience and judgment in establishing salary levels, equity grants and bonus awards. The Committee does not delegate any of its functions relating to executive compensation to others and retains the authority and responsibility for approving compensation packages.

In order to tailor our compensation program to best recognize and reward the contributions of the individual officers, the Committee works closely with the Chief Executive Officer to better understand the individual strengths and performance of each officer. Compensation decisions are the result of an iterative process between the Committee and Volterra’s Chief Executive Officer, based on guiding principles provided by the Committee. Compensation for Mr. Staszak is established separately by the Committee, based on the Committee’s observation of Volterra’s overall performance and Mr. Staszak’s management of Volterra and his contributions to its success. In setting compensation for all officers, the Committee also considered Volterra’s recent financial performance, including net revenue, gross margin and operating income results, in light of our current operating plan and prior year results. Based on such considerations, Mr. Staszak and the Committee discuss general performance objectives intended to reflect company and individual goals that are significant and critical value drivers and that they believe should be the focus in the upcoming year.

In the first quarter of 2009, the Committee established base salaries and annual stock option grants and established the terms of Volterra’s 2009 Management Bonus Plan for all of Volterra’s officers (which included our Named Executive Officers). The cash bonuses actually paid under the 2009 Management Bonus Plan were calculated in the first quarter of 2010, after the Committee reviewed Volterra’s financial performance and each individual officer’s performance over the course of 2009. Each of these components is described in detail in “Executive Compensation Components” below.

Although the compensation analysis was completed in January 2009, Mr. Staszak requested and the Committee agreed to suspend decisions on any proposed cash compensation changes for its officers. Due to worldwide economic turmoil, there continued to exist a great deal of business uncertainty facing Volterra and the entire semiconductor industry. Mr. Staszak and the Committee decided that it would be prudent to wait until we had more visibility on our near term business outlook, before implementing any salary changes that may impact Volterra’s financial performance. By the end of the second quarter of 2009, Volterra determined that worldwide economic conditions impacted our business, but not to the extent that it affected other peer and competitor companies. We believed economic and business factors indicated that the second half of the year would continue to show growth and would return to more reasonable business levels. At the end of the second quarter, the Compensation Committee reviewed the cash compensation changes initially discussed in January for Volterra officers, and in July the Committee approved such proposals with the changes effective as of July 1, 2009. Although revenues for the first two quarters of 2009 were below comparable quarters in the prior year, Volterra’s outlook and performance in the third quarter approximated its performance in the prior year, and Volterra achieved record revenues in the fourth quarter.

Benchmarking

Volterra reviewed and updated its peer group for the 2009 compensation review in the fourth quarter of 2008, but did not adopt formulaic calculations to establish compensation levels against this peer group. The Committee’s primary focus has been to create the proper incentives needed to satisfy our corporate objectives, and retained the flexibility to exceed or fall below industry benchmarks for any given Named Executive Officer.

The Committee reviewed the 20 companies in Volterra’s 2008 peer group, as well as several other companies with similar sizes of revenue and market capitalization. The Committee noted that several peer companies from 2008 were acquired and yet others were no longer relatively sized peers. Based on these factors, along with input from Volterra’s Chief Executive Officer and Compensia, eight peer companies were removed and replaced. The Committee determined that maintaining a peer group of 20 companies continued to be appropriate, particularly in light of recent and continuing consolidation in the industry. The Committee also reviewed several other metrics, such as trailing four quarters revenue and net income, stock price, market capitalization and market cap as a multiple of revenue, number of employees, and revenue and market capitalization per employee. The Committee noted that Volterra was at approximately the 43rd percentile in terms of revenue over the last four quarters (as of September 2008, the date the compensation analysis commenced), but far exceeded the peer 50th percentile in terms of net income over the last four quarters (71 st percentile), as well as market capitalization (66th percentile), market capitalization as a multiple of revenue (79th percentile), revenue per employee (67th percentile) and market capitalization per employee (88th percentile).

The updated peer group of 20 companies was set as follows:

1. Advanced Analogic Technologies	11. Intellon*
2. Authentec*	12. Microtune*
3. California Micro Devices	13. Monolithic Power Systems
4. Catalyst Semiconductor	14. NetLogic
5. Cavium Networks*	15. Pericom Semiconductors
6. Cirrus Logic*	16. Power Integrations
7. Entropic Communications*	17. PLX Technology*
8. Exar Corporation	18. Supertex
9. Hi/fn	19. Techwell*
10. Ikanos Communications	20. Tessera Technologies

*	added in the fourth quarter of 2008

Other Compensation Policies and Issues

Currently, we do not believe it is necessary to establish policies whereby compensation granted to Named Executive Officers may be subsequently revised or recovered by Volterra in the event of a restatement of our financial results. As our compensation plan continues to evolve, we will continue to evaluate whether such policies are necessary or appropriate.

Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for our officers consisted of:

•	base salary;

•	cash bonuses; and

•	equity incentive compensation.

We view the three components of our officer compensation as being related but distinct. Although the Committee does review the aggregate total compensation represented by these components, it does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Similarly, the Committee will not increase a component of compensation if an officer’s other components do not result in financial gain. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of market data and our peer group, internal equity and consistency, individual performance and other information we deem relevant. Except as described below, the Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the need to tailor each Named Executive Officer’s award to attract, retain and motivate that executive officer.

Base Salary

Volterra provides its officers with base salary to compensate them for services rendered during the fiscal year. In setting base salaries for 2009 for Volterra’s officers (including our Named Executive Officers), the Committee reviewed peer data presented by Compensia representing the 50th percentile of our peer group.

In setting individual 2009 base salaries for Volterra’s officers (other than Mr. Staszak), the Committee considered recommendations by Volterra’s Chief Executive Officer as to the justification for changing compensation for Volterra’s officers, based on:

•	market data and peer group information;

•	an internal review of the officer’s compensation, both individually and relative to other officers; and

•	the individual performance of such officer.

In setting base salaries for 2009, the Committee elected to maintain the base salary levels for Mr. Staszak, Mr. Numann and Dr. Teuscher, as being slightly above the current market 50th percentile but consistent with our guiding principles and reasonable in light of the fact that such salaries were set in the prior year at approximately the 50th percentile for our peer group.

With respect to Mr. Burns, Mr. Staszak and the Committee noted that Mr. Burns has performed above expectations throughout 2008, and noted that in the 2008 compensation review process, Mr. Burns’s pay was set below the market 50th percentile due to his relative inexperience as a Chief Financial Officer. At the time of the 2008 review (occurring in late 2007 and early 2008), Mr. Burns had been with Volterra for less than a full year prior to such review. For the 2009 review, in light of Mr. Burns’ continued strong performance throughout 2009, the Committee determined that Mr. Burns merited an increase in his base salary to approximately the 50th percentile for our peer group. The Committee and Mr. Staszak determined that Dr. Lidsky’s compensation should exceed the market 50th percentile, given his increased responsibilities over Volterra’s engineering efforts and his involvement in product development in light of the 2008 departure of our Senior Vice President of Product Development, Engineering and Manufacturing Operations, which activities were above and beyond what the Committee and Mr. Staszak believed would normally be expected from the Vice President of Design Engineering.

As disclosed above, the Committee did not change base salaries for the Named Executive Officers in January 2009. Prior to July 1, 2009, each Named Executive Officer continued his 2008 base salary as described in the column “2008 Annual Base Salary.” Effective July 1, 2009, the annualized base salary for each Named Executive Officer increased to the amounts described in the column “2009 Annual Base Salary”:

Name	2009 Annual Base Salary	(Market 50th percentile)	2008 Annual Base Salary	Percentage (%) Increase from 2008 Base Salary
Jeffrey Staszak	$385,000	$353,900	$385,000	0%
President and Chief Executive Officer

Mike Burns	$250,000	$253,600	$230,000	9%
Vice President of Finance and Chief Financial Officer

David Lidsky	$240,000	$207,900	$225,000	7%
Vice President of Design Engineering

William Numann	$235,000	$228,000	$235,000	0%
Vice President of Marketing

Craig Teuscher	$240,000	$220,900	$240,000	0%
Vice President of Sales and Applications Engineering

Management Bonus Plan Compensation

Volterra maintains an annual Management Bonus Plan (the “Bonus Plan”) for its officers, which is designed as a cash incentive program to motivate and retain Volterra’s officers and to reward them for assisting Volterra in achieving certain financial goals for 2009.

The market data reviewed by the Committee generally showed that target incentives as a percentage of base salary for Volterra’s officers were generally aligned with the market median. As such, no changes were proposed to the structure or operation of the Bonus Plan, and the Committee maintained the Chief Executive Officer’s target incentive at 60% of his salary paid during the year and maintained the other Named Executive Officers’ target incentives at 40% of his salary paid during the year. The higher percentage for the Chief Executive Officer was established historically in recognition of his increased responsibility for Volterra’s overall success and performance.

In establishing the Bonus Plan for 2009, the Committee maintained its belief that, to better link compensation to actual performance, fifty percent of an executive officer’s bonus (other than for Mr. Staszak) was based on Volterra’s financial performance and fifty percent was based on individual performance criteria. For Mr. Staszak, the Committee believes that Volterra’s financial performance is the best proxy for measuring his performance, and his bonus award under the terms of the Bonus Plan is based solely on Volterra’s financial performance.

The Committee created minimum annual financial performance thresholds for revenue and non-GAAP operating income that must be achieved before any bonus would be considered earned under the Bonus Plan. Generally, these minimum annual financial thresholds approximated Volterra’s prior year revenue and non-GAAP operating income results. However, in establishing these metrics for 2009, the Committee realized that in light of the deterioration of worldwide economic conditions, a comparison against prior year metrics may not be a reasonable measure of Volterra’s performance. The Committee instead set these minimum thresholds based on a determination of reasonable financial performance and profitability for 2009. If neither of these financial thresholds were met, the bonus pool under the Bonus Plan would be reduced to zero. In 2009, both of these minimum annual financial thresholds were exceeded.

The sum of the target bonus amounts for all company officers in 2009 (including the Named Executive Officers) created an aggregate target bonus “pool” of approximately $1.0 million under the Bonus Plan. The actual aggregate bonus pool to be awarded under the Bonus Plan could be 0% to 150% of this target pool, or $0 to approximately $1.5 million, depending on Volterra’s achievement of independently calculated revenue results and non-GAAP operating results in 2009. Similarly, the maximum incentive bonus each officer could receive under the Bonus Plan was equal to 150% of his target incentive bonus.

The target and maximum incentive bonuses under the Bonus Plan for our Named Executive Officers for 2009 were equal to:

Name	Base Salary Paid in 2009	Target Incentive Opportunity	2009 Target Incentive Bonus	2009 Maximum Incentive Bonus
Jeffrey Staszak	$385,000	60%	$231,000	$346,500
President and Chief Executive Officer

Mike Burns	$240,000	40%	$96,000	$144,000
Vice President of Finance and Chief Financial Officer

David Lidsky	$232,500	40%	$93,000	$139,500
Vice President of Design Engineering

William Numann	$235,000	40%	$94,000	$141,000
Vice President of Marketing

Craig Teuscher	$240,000	40%	$96,000	$144,000
Vice President of Sales and Applications Engineering

The actual bonus pool created in 2009 was weighted such that one-third of the bonus pool was related to our revenue results (based on a pre-established target range of $90 to $105 million that would increase or decrease such weighted portion by 0% to 150% of such base amount), and two-thirds was related to our non-GAAP operating income results, excluding certain items such as stock based compensation expenses, intellectual property litigation expenses and the bonus pool expense (based on a pre-established target range of $11.6 to $19.2 million that would increase or decrease such weighted portion by 0% to 150% of such base amount). Based on the Company’s 2009 record revenue results of approximately $104.9 million of revenue and non-GAAP operating results of approximately $23.3 million, the actual bonus pool for all Bonus Plan participants (including the Named Executive Officers) equaled approximately $1.5 million, or 149.8% of the target bonus pool.

As such, for the participants in the Bonus Plan, including our Named Executive Officers, individual bonuses were targeted at 149.8% of an officer’s target bonus amount. For the Chief Executive Officer, his bonus was based solely on Volterra’s financial performance, such that his 2009 bonus was equal to 149.8% of his 2009 target incentive bonus. Each of Mr. Burns and Dr. Teuscher was determined to have satisfied all of his respective performance goals for the year, based in part on Volterra’s strong sales performance and strong margin improvements and profitability, and each was entitled to receive the full 149.8% of his 2009 target incentive bonus amount. For Mr. Numann and Dr. Lidsky, each was determined to have met a substantial portion of their respective individual performance goals for the year, based in part on their successes in Volterra’s internal product and development efforts, and each received approximately 135% and 108%, respectively of his 2009 target incentive bonus amount. Although the Committee generally had discretion to change bonus awards for any particular executive officer, due to the strong performance of the Company despite economically challenging times, it determined that no such change would be appropriate.

The actual bonuses paid to the Named Executive Officers for 2009, in comparison to target and maximum bonus amounts, were equal to:

Name	2009 Target Bonus	2009 Maximum Incentive Bonus	2009 Bonus Payment
Jeffrey Staszak	$231,000	$346,500	$346,015
President and Chief Executive Officer

Mike Burns	$96,000	$144,000	$143,798
Vice President of Finance and Chief Financial Officer

David Lidsky	$93,000	$139,500	$100,000
Vice President of Design Engineering

William Numann	$94,000	$141,000	$126,722
Vice President of Marketing

Craig Teuscher	$96,000	$144,000	$143,798
Vice President of Sales and Applications Engineering

Equity Incentive Compensation

Equity-based compensation provides our officers with the opportunity to build an equity interest in the company and to share in the potential appreciation of the value of its common stock. Stock options are granted at the “fair market value” of our common stock on the date of the grant, which under the terms of our 2004 Equity Incentive Plan, is equal to the closing price of Volterra’s common stock as listed on the Nasdaq stock market on the last trading day immediately prior to the date of grant. We have not granted stock options at a discount to fair market value or reduced the exercise price of outstanding stock options, nor have we granted stock options with a so-called “reload” feature or loan funds to executive officers to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price.

Our officers, like our other employees, are eligible to receive option grants under our 2004 Equity Incentive Plan. Volterra’s stock option program was designed to enhance the link between the creation of stockholder value and long-term executive incentive compensation, provide an opportunity for increased equity ownership by our officers and maintain competitive levels of total compensation. Stock options for officers are typically granted upon hire or promotion or are granted in connection with an annual “focal” review process. Volterra’s option grants in 2009 adhered to a pre-approved grant policy which provided:

•

For new hires of Volterra employees, including executive officers, option grants were deemed to have been made on the first business day of the first month following such executive officer’s commencement of employment.

•	Option grants relating to the officers’ annual “focal” reviews were made on the fourth business day following Volterra’s announcement of its fourth quarter financial results.

•	All other option grants may be made from time to time, which grants are made at the time the Committee acts.

The Committee reviewed market data collected as of September 11, 2008, shortly prior to the date of the peer company analysis. Based on this data, and using a Black Scholes analysis based on criteria and assumptions set forth in Volterra’s Annual Report on Form 10-K, general equity guidelines at the 40th and 50th percentiles created a target grant pool of 215,000 shares at the 40th percentile of our peer group, with a range of 163,000 to 269,000 shares, and a target grant pool of 320,000 shares at the 50th percentile, with a range of 242,000 to 401,000 shares, respectively. As a result of significant worldwide economic turmoil at the end of 2008, the Committee noted that market values throughout the peer group had fallen at various levels, such that an analysis as of September may be skewed. As a result, the Compensation Committee also reviewed as supplemental information, a re-evaluation of peer group equity grant data using a more-current stock price as of January 7, 2009, while continuing to use Black Scholes assumptions from the prior Annual Report on Form 10-K. Equity guidelines at the 40th and 50th percentile of these “re-valued” grants created a target grant pool of 147,000 shares, with a range of 112,000 to 187,000 shares, and a target grant pool of 195,000 shares, with a range of 147,000 to 244,000 shares, respectively. The Committee reviewed all of this data, in light of burn rate limitations, equity budgeting, competitive market considerations and the impact of these awards on retention and performance, to set an equity budget for U.S. officer grants at 270,000 option shares. This budget met the Committee’s original guidelines to target annual equity grants at the 45 th-50th percentile of the peer group, based on the original compensation data, and represented approximately 23% of our total option issuance budget for 2009 and approximately 26% of options actually granted in 2009. Such option budget also allowed Volterra to maintain an aggregate gross burn rate of 4.4% for 2009.

The option grant to Mr. Staszak exceeded the option grant to any other officer based on Mr. Staszak’s overarching responsibility for Volterra’s business and financial performance, but was significantly below the initial 50th percentile market data for his position. Each of the other Named Executive Officers’ grants were also lower than the initial 50th percentile data ranges. Although the Committee determined that the Named Executive Officers continued to strongly perform, reductions from the 50th percentile market data were primarily due to the Committee’s target of maintaining grants at the 45th-50th percentile, as well as concerns over burn rate limitations and internal equity considerations.

Grants to the Named Executive Officers were as follows:

Name	2009 Annual Option Grant	(Market 50th percentile)	2008 Annual Option Grant
Jeffrey Staszak	90,000	124,000	75,000
President and Chief Executive Officer

Mike Burns	40,000	46,000	15,000
Vice President of Finance and Chief Financial Officer

David Lidsky	20,000	27,000	30,000
Vice President of Design Engineering

William Numann	30,000	41,000	50,000
Vice President of Marketing

Craig Teuscher	30,000	33,000	40,000
Vice President of Sales and Applications Engineering

In accordance with Volterra’s option granting policies, although the approvals occurred at a meeting of the Compensation Committee on January 23, 2009, option grants to our officers were made on January 30, 2009, the fourth business day following the announcement of the prior year’s fourth quarter results.

Options to our employees, including options granted as part of the annual focal reviews, vest 25% on the one year anniversary of the date of grant, with the remaining options vesting in equal quarterly installments over the subsequent three years.

Potential Benefits upon Termination or Change-in-Control

During the fiscal year ended December 31, 2009, none of our Named Executive Officers were entitled to cash payments upon termination of employment or in connection with a change in control. All options to purchase common stock issued to our Named Executive Officers may be subject to accelerated vesting upon a change of control as follows, pursuant to the terms of the 2004 Equity Incentive Plan. In the event of specified corporate transactions, all outstanding options and stock appreciation rights under the 2004 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such awards, then (i) with respect to any such options and stock appreciation rights that are held by participants then performing services for us or our affiliates, the vesting and exercisability provisions of such options and stock appreciation rights will be accelerated in full and such options and stock appreciation rights will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding options and stock appreciation rights will be terminated if not exercised prior to the effective date of the corporate transaction. Other forms of equity awards under the 2004 Equity Incentive Plan such as stock purchase awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity (or its parent company). If such repurchase or forfeiture rights are not assigned, then such equity awards will become fully vested. Following specified change in control transactions, the vesting and exercisability of specified equity awards generally will be accelerated only if the awardee’s award agreement so specifies. The potential benefits described above are available generally to all salaried employees, and were included in the 2004 Equity Incentive Plan at the time of adoption, in an effort to ensure that participants’ rights were preserved in some fashion in connection with such corporate transactions.

Other Compensation, Perquisites and Other Personal Benefits

Volterra does not provide its Named Executive Officers with any other compensation, material perquisites or material personal benefits. Volterra provides Named Executive Officers with personal benefits generally available to all employees, including subsidized gym memberships, participation in Volterra’s 401(k) partial contribution matching program and nondiscriminatory group life insurance premiums paid by Volterra.

Tax and Accounting Implications

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under our 2004 Equity Incentive Plan, to the extent the Board or a committee of the Board granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. As noted above, Volterra’s compensation policy is primarily based upon the practice of pay-for-performance. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. However, the Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and believes that Volterra should be able to continue to manage its executive compensation program for Named Executive Officers so as to preserve the related federal income tax deductions, although individual exceptions may occur, in a manner consistent with the best interests of our company and our stockholders.

Accounting for Stock-Based Compensation

Effective January 1, 2006, Volterra began accounting for stock-based payments under its stock option plans in accordance with the requirements of Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation. Under ASC 718 stock-based compensation cost is measured at the grant date, based on the fair value of the award that is ultimately expected to vest, and is recognized as an expense over the requisite service period. Compensation expense and tax considerations relating to the expense of stock options under SFAS 123R are one of the many factors considered in the determination of stock option awards.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive officer compensation program continue to evolve in parallel with the evolution of our business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

COMPENSATION COMMITTEE REPORT(1)

Volterra’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

COMPENSATION COMMITTEE

Edward Ross, Chairman
Christopher Paisley
Edward Winn

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by Volterra under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by our Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007. None of the Named Executive Officers received stock awards in 2009, 2008 or 2007, and Volterra does not offer any pension or deferred compensation plan or program to any officer, director or employee.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
		(a)	(b)		(c)	(d)	(e)		(f)
Jeffrey Staszak	2009	385,000	—		276,102	346,015	1,577	(4)	1,008,694
President and Chief Executive Officer	2008	383,384	—		261,713	319,303	8,431	(5)	972,831
	2007	313,269	—		434,592	—	1,146		749,007

Mike Burns	2009	239,461	—		122,712	143,798	8,660	(6)	514,631
Vice President of Finance and Chief Financial Officer	2008	229,654	—		52,343	127,168	7,794	(7)	416,959
	2007	74,423	65,000	(8)	338,870	—	387		478,680

David Lidsky	2009	232,096	—		61,356	100,000	5,938	(9)	399,390
Vice President of Design Engineering	2008	224,769	—		104,685	119,428	8,547	(10)	457,429
	2007	212,692	30,000	(11)	241,440	—	1,146		485,278

William Numann	2009	235,000	—		92,034	126,722	11,478	(12)	465,234
Vice President of Marketing	2008	234,308	—		174,475	124,736	8,434	(13)	541,953
	2007	203,269	30,000	(11)	289,728	—	371		523,368

Craig Teuscher	2009	240,000	—		92,034	143,798	8,656	(14)	484,488
Vice President of Sales and Applications Engineering	2008	239,192	—		139,580	132,697	8,079	(15)	519,548
	2007	203,058	—		289,728	—	1,146		493,932

(1)	The amounts in column (c) represents the aggregate grant date fair value of these awards as calculated in accordance with ASC 718. Assumptions used in the calculation of this amount for 2009 are included in footnote 2(l) to Volterra’s audited financial statements for the fiscal year ended December 31, 2009 included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2010.

(2)	The amounts in column (d) reflect the cash awards to the named individuals under Volterra’s Management Bonus Plan.

(3)	Prior to 2008, the amounts in column (e) include payments made by Volterra on behalf of the Named Executive Officer for subsidized gym memberships and group life insurance, which is discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(4)	Includes payments made by Volterra on behalf of Mr. Staszak equal to $801 for a subsidized gym membership and $776 in group life insurance premiums.

(5)	Includes payments made by Volterra on behalf of Mr. Staszak equal to $400 for a subsidized gym membership, $504 in group life insurance premiums and a one-time payment of $7,527 for accrued and unused vacation days in excess of a vacation day limitation instituted by Volterra in 2008, which payment was available to all eligible Volterra employees.

(6)	Includes payments made by Volterra on behalf of Mr. Burns equal to $801 for a subsidized gym membership, $776 in group life insurance premiums and $7,083 contributed towards Mr. Burns’ 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(7)	Includes payments made by Volterra on behalf of Mr. Burns equal to $400 for a subsidized gym membership, $504 in group life insurance premiums and $6,890 contributed towards Mr. Burns’ 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(8)	Consists of a new hire signing bonus paid to Mr. Burns.

(9)	Includes payments made by Volterra on behalf of Dr. Lidsky equal to $801 for a subsidized gym membership, $776 in group life insurance premiums and $4,361 contributed towards Dr. Lidsky’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(10)	Includes payments made by Volterra on behalf of Dr. Lidsky equal to $400 for a subsidized gym membership, $504 in group life insurance premiums and $7,643 contributed towards Dr. Lidsky’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(11)	Consists of discretionary performance bonuses paid to the Named Executive Officer for services rendered in 2007.

(12)	Includes payments made by Volterra on behalf of Mr. Numann equal to $776 in group life insurance premiums and $10,702 contributed towards Mr. Numann’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(13)	Includes payments made by Volterra on behalf of Mr. Numann equal to $504 in group life insurance premiums and $7,930 contributed towards Mr. Numann’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(14)	Includes payments made by Volterra on behalf of Dr. Teuscher equal to $801 for a subsidized gym membership, $776 in group life insurance premiums and $7,079 contributed towards Dr. Teuscher’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(15)	Includes payments made by Volterra on behalf of Dr. Teuscher equal to $400 for a subsidized gym membership, $504 in group life insurance premiums and $7,175 contributed towards Dr. Teuscher’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

GRANTS OF PLAN BASED AWARDS

The table below summarizes the total potential payments under plan based awards and option grants to the Named Executive Officers. The amounts reflected in columns (b), (c) and (d) are the potential payments the Named Executive Officers were eligible to receive under the 2009 Management Bonus Plan. Actual payments made under the 2009 Management Bonus Plan are reflected in column (d) of the Summary Compensation Table, provided above. The information reflected in columns (a), (e), (f) and (g) relate to stock option grants to the Named Executive Officers in connection with new hires or annual performance reviews, also included in the Outstanding Equity Awards at Fiscal Year End table provided below. The Named Executive Officers did not participate in any plan based equity incentive awards, and did not receive any other stock awards in 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2)	Exercise Price of Option Awards ($)(3)	Grant Date Fair Value ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Jeffrey Staszak	1/30/09	—	231,000	346,500	90,000	7.16	276,102
President and Chief Executive Officer

Mike Burns	1/30/09	—	96,000	144,000	40,000	7.16	122,712
Vice President of Finance and Chief Financial Officer

David Lidsky	1/30/09	—	93,000	139,500	20,000	7.16	61,356
Vice President of Design Engineering

William Numann	1/30/09	—	94,000	141,000	30,000	7.16	92,034
Vice President of Marketing

Craig Teuscher	1/30/09	—	96,000	144,000	30,000	7.16	92,034
Vice President of Sales and Applications Engineering

(1)	Represents 0, 100% and 150%, respectively, of the target bonus amount for each executive officer. The target bonus amount is equal to 60% of actual salary paid in 2009 for Mr. Staszak and 40% of actual salary paid in 2009 for each of the other Named Executive Officers. Such actual salary amounts are described in column (a) to the Summary Compensation Table provided above.

(2)	The amounts in column (e) represent the number of stock options granted to the Named Executive Officers in 2009. The vesting schedules of these options are described in the Outstanding Equity Awards at Fiscal Year-End table and related footnotes, provided below.

(3)	The exercise price for the stock options is equal to the closing sales price of Volterra’s common stock as reported on the Nasdaq Global Select Market on the last trading day prior to the date of grant.

(4)	The amounts in column (g) represents the aggregate grant date fair value of these awards as calculated in accordance with ASC 718. Assumptions used in the calculation of this amount for 2009 are included in footnote 2(l) to Volterra’s audited financial statements for the fiscal year ended December 31, 2009 included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below summarizes the total outstanding equity awards outstanding as of December 31, 2009 held by the Named Executive Officers. As of December 31, 2009, no Stock Awards were outstanding and held by such Named Executive Officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Jeffrey Staszak	376,000	—		3.20	10/11/2010
President and Chief Executive Officer	37,500	—		3.20	4/22/2012
	75,000			5.00	1/26/2014
	90,000	—		14.76	2/2/2015
	67,500	4,500	(1)	19.09	2/2/2016
	13,500	4,500	(2)	19.09	2/2/2016
	52,499	37,501	(3)	13.45	2/1/2014
	32,812	42,188	(4)	9.18	1/31/2015
	—	90,000	(5)	7.16	1/29/2016

Mike Burns	50,000	43,750	(6)	10.86	8/30/2014
Vice President of Finance and Chief Financial Officer	—	8,438	(7)	9.18	1/31/2015
	—	40,000	(8)	7.16	1/29/2016

David Lidsky	50,000	—		3.20	8/30/2010
Vice President of Design Engineering	25,000	—		3.20	4/22/2012
	30,000	—		5.00	1/26/2014
	30,000			14.76	2/2/2015
	40,000			11.12	8/23/2015
	22,500	7,500	(9)	19.09	2/2/2016
	29,166	20,834	(10)	13.45	2/1/2014
	13,125	16,875	(11)	9.18	1/31/2015
	—	20,000	(12)	7.16	1/29/2016

William Numann	42,125	—		3.20	11/29/2010
Vice President of Marketing	30,000	—		3.20	4/22/2012
	50,000	—		5.00	1/26/2014
	50,000	—		14.76	2/2/2015
	24,375	1,625	(13)	19.09	2/2/2016
	18,000	6,000	(14)	19.09	2/2/2016
	34,999	25,001	(15)	13.45	2/1/2014
	21,875	28,125	(16)	9.18	1/31/2015
	—	30,000	(17)	7.16	1/26/2016

Craig Teuscher	50,000	—		3.20	8/30/2010
Vice President of Sales and Applications Engineering	25,000	—		3.20	4/22/2012
	75,000	—		5.00	1/26/2014
	40,000	—		14.76	2/2/2015
	22,500	7,500	(18)	19.09	2/2/2016
	34,999	25,001	(19)	13.45	2/1/2014
	17,500	22,500	(20)	9.18	1/31/2015
	—	30,000	(21)	7.16	1/29/2016

(1)	4,500 shares subject to the option vested on February 3, 2010.

(2)	4,500 shares subject to the option vested on February 3, 2010.

(3)	7,500 shares subject to the option vested on February 2, 2010, and an additional 7,500 shares shall vest at each subsequent quarter until the option is fully vested.

(4)	4,688 shares subject to the option vested on February 1, 2010, and an additional 4,688 shares shall vest at each subsequent quarter until the option is fully vested.

(5)	22,500 shares subject to the option vested on January 30, 2010, and 5,625 shares subject to the option shall vest at each subsequent quarter until the option is fully vested.

(6)	6,250 shares subject to the option vested on March 1, 2010, and an additional 6,250 shares shall vest at each subsequent quarter until the option is fully vested.

(7)	938 shares subject to the option vested on February 1, 2010, and an additional 937 shares shall vest at each subsequent quarter until the option is fully vested.

(8)	10,000 shares subject to the option vested January 30, 2010, and an additional 2,500 shares shall vest at each subsequent quarter until the option is fully vested.

(9)	7,500 shares subject to the option vested on February 3, 2010.

(10)	4,167 shares subject to the option vested on February 2, 2010, and an additional 4,167 shares shall vest at each subsequent quarter until the option is fully vested.

(11)	1,875 shares subject to the option vested on February 1, 2010, and an additional 1,875 shares shall vest at each subsequent quarter until the option is fully vested.

(12)	5,000 shares subject to the option vested on January 30, 2010, and an additional 1,250 shares shall vest at each subsequent quarter until the option is fully vested.

(13)	1,625 shares subject to the option vested on February 3, 2010.

(14)	6,000 shares subject to the option vested on February 3, 2010.

(15)	5,000 shares subject to the option vested on February 2, 2010, and an additional 5,000 shares shall vest at each subsequent quarter until the option is fully vested.

(16)	3,125 shares subject to the option vested on February 1, 2010, and an additional 3,125 shares shall vest at each subsequent quarter until the option is fully vested.

(17)	7,500 shares subject to the option vested on January 30, 2010, and an additional 1,875 shares shall vest at each subsequent quarter until the option is fully vested.

(18)	7,500 shares subject to the option vested on February 3, 2010.

(19)	5,000 shares subject to the option vested on February 2, 2010, and an additional 5,000 shares shall vest at each subsequent quarter until the option is fully vested.

(20)	2,500 shares subject to the option vested on February 1, 2010, and an additional 2,500 shares shall vest at each subsequent quarter until the option is fully vested.

(21)	7,500 shares subject to the option vested on January 30, 2010, and an additional 1,875 shall vest at each subsequent quarter until the option is fully vested.

OPTION EXERCISES AND STOCK VESTED

The table below summarizes the total stock option exercises in 2009 by our Named Executive Officers. In 2009, no Stock Awards were outstanding or held by such Named Executive Officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey Staszak	146,500	1,292,463
President and Chief Executive Officer

Mike Burns	12,812	77,478
Vice President of Finance and Chief Financial Officer

David Lidsky	—	—
Vice President of Design Engineering

William Numann	16,000	228,830
Vice President of Marketing

Craig Teuscher	—	—
Vice President of Sales and Applications Engineering

(1)	Represents shares issued upon exercise of outstanding stock options.

(2)	Value realized on exercise equals the aggregate difference between the price of Volterra’s common stock at time of exercise, less the exercise price.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

Volterra does not provide pension benefits or any nonqualified deferred compensation to any executive officer or other employee.

DIRECTOR COMPENSATION

Volterra uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Volterra considers the significant amount of time that Directors expend in fulfilling their duties to Volterra as well as the skill-level required by Volterra of members of the Board. As of December 31, 2009, one of our directors, Mr. Staszak, was a Volterra employee.

In conjunction with the compensation review performed for Volterra’s officers, as described above, Volterra and Compensia reviewed the compensation to be paid to our non-employee directors, based on the same peer group used in making compensation decisions for Volterra’s officers. Compensia presented information on director compensation that evaluated a role-based differentiation of compensation levels, and based on comparisons to peer data, determined that Volterra’s non-employee director compensation approximated the median level, other than compensation to our Chairman of the Board, which was below the median level. In light of economic conditions, however, the Committee decided to forego any further changes to cash compensation to our non-employee directors. The Committee also reviewed information regarding the equity compensation paid to non-employee directors, and determined that such amounts approximated the market median and determined that no changes would be made.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2009, members of the Board who are not Volterra employees were entitled to receive the following cash compensation in connection with their service on the Board of Directors and committees of the Board of Directors. These payments are made in equal quarterly installments.

2009 Annual Compensation
Chairman of the Board of Directors:	$10,000
Member of Board of Directors:	$25,000
Member of Audit Committee:	$7,000
Member of Compensation Committee:	$3,500
Member of Nominating and Governance Committee:	$2,500
Audit Committee Chair:	$15,000
Compensation Committee Chair:	$7,000
Nominating and Governance Committee Chair:	$5,000

Non-Employee Director Equity Program

Under the terms of the 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), upon being elected or appointed for the first time as a non-employee director, such person shall receive an initial grant to purchase thirty thousand (30,000) shares of common stock, which grant shall vest in equal annual installments over a three year period.

On April 24, 2009, Mr. Mel Friedman, Mr. Christopher Paisley, Dr. Edward Ross and Mr. Edward Winn each received an option grant to purchase 10,000 shares of common stock at an exercise price of $11.34. Dr. Fu-Tai Liou received an option grant to purchase 5,000 shares of common stock, at an exercise price of $11.34, because he had served as a director for only a portion of the year as of the April 24, 2009 Annual Meeting. Pursuant to the terms of our 2004 Non-Employee Directors’ Stock Option Plan, the exercise price of our granted options was equal to the closing price of Volterra’s common stock as listed on the Nasdaq stock market on the last trading day immediately prior to the date of grant.

On March 3, 2010, the Board of Directors approved a change to the Company’s policy regarding non-employee directors’ equity grants. The Board of Directors amended the Directors’ Plan to eliminate the annual non-employee director stock option grant of ten thousand (10,000) shares of common stock, such that no annual grant would be made at the annual meeting to be held on April 23, 2010. Instead, the Company adopted a policy whereby each non-employee director would receive a restricted stock unit under the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”) to acquire 3,600 shares of common stock on the date of each annual meeting, starting with the annual meeting to be held on April 23, 2010, which grant shall vest in full on the earlier of (i) the first anniversary of such date of grant or (ii) the day prior to the date of the first annual meeting following the date such grant was made. For new directors, such annual grant shall be pro-rated depending on the length of service at the time of his or her first annual meeting.

In the event that there is a specified type of change in our capital structure, such as a stock split, the number of shares reserved under the Directors’ Plan or the Incentive Plan and the number of shares subject to, and exercise price of, all outstanding stock options will be appropriately adjusted.

In the event of specified corporate transactions, all outstanding options under the Directors’ Plan or the Incentive Plan may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such options, then (i) with respect to any such options held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such corporate transaction and (ii) all other such outstanding options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of specified changes in control, the vesting and exercisability of outstanding options under the Directors’ Plan or the Incentive Plan granted to non-employee directors whose service has not terminated prior to such change in control, other than as a condition of such change in control, will be accelerated in full.

DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by Volterra to directors for the fiscal year ended December 31, 2009. Mr. Staszak, Volterra’s President and Chief Executive Officer, is not included in this table as he is a Named Executive Officer of Volterra and his employee compensation is provided in the Summary Compensation Table and related disclosures provided above. Mr. Staszak is a Volterra employee and thus received no compensation for his service as a Director. The non-employee directors did not receive any stock awards and Volterra did not offer participation to the non-employee directors in any non-equity incentive plan compensation, any pension or any nonqualified deferred compensation plan or program.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
	(a)	(b)	(c)		(d)
Mel Friedman	38,250	48,004	—		86,254
Fu-Tai Liou	27,500	24,002	4,991	(3)	56,493
Christopher Paisley	45,500	48,004	—		93,504
Edward Ross	36,250	48,004	—		84,254
Edward Winn	47,000	48,004	—		95,004

(1)	As of December 31, 2009, the non-employee directors held options to purchase shares of Volterra’s common stock, in the following amounts: Mel Friedman: 67,500; Fu-Tai Liou: 35,000; Christopher Paisley: 75,000; Edward Ross: 59,500 and Edward Winn: 67,500.

(2)	The amounts in column (b) represents the aggregate grant date fair value of these awards as calculated in accordance with ASC 718. Assumptions used in the calculation of this amount for 2009 are included in footnote 2(l) to Volterra’s audited financial statements for the fiscal year ended December 31, 2009 included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2010.

(3)	Consists of airfare reimbursement for travel to and from Board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As previous noted, our Compensation Committee consists of Mssrs. Ross, Paisley, and Winn. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Officer Indemnification

In addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, we have entered, and we intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in any action or proceeding arising out of his service as a director, officer, employee or other agent of Volterra or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Policies and Procedures for Related Party Transactions

Volterra has adopted a Code of Conduct which generally describes Volterra’s policy relating to conflicts of interest. In an effort to further avoid conflicts of interests with our executive officers or directors, or the appearance of such a conflict, Volterra has also adopted a Related Persons Transactions Policy applicable to them. Under such Related Party Transactions Policy, a “related person transaction” is described as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company and any “related person” are, were or will be participants in which the amount involved exceeds $120,000, unless such transaction is not required to be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. Under such policy, Volterra shall gather information relating to the immediate family members of the officers and directors, to determine whether there are any transactions or proposed transactions that must be approved or ratified. Under the policy, upon learning of a proposed related party transaction, Volterra shall submit the terms of such transaction to the Audit Committee for consideration. The Audit Committee will determine, in light of known circumstances at the time, whether such transaction is in, or is not inconsistent with, the best interests of Volterra and its stockholders, as determined by the Audit Committee in its good faith exercise of its discretion.

The Audit Committee has determined that Volterra has not entered into any transactions that are considered Related Party Transactions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Volterra Semiconductor Corporation stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Investor Relations, Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538 or contact Investor Relations at (510) 743-1718. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ DAVID OH
David Oh
Secretary

March 19, 2010

A copy of Volterra’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Corporate Secretary, Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538.

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY VOLTERRA SEMICONDUCTOR
CORPORATION

ANNUAL MEETING OF STOCKHOLDERS APRIL 23, 2010	The Board of Directors recommends a vote “FOR” each of the listed proposals.

The undersigned hereby appoints Jeffrey Staszak and Mike Burns, and each of them, each with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of Volterra Semiconductor Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, California, on Friday, April 23, 2010, at 9:00 a.m., and at any and all adjournments thereof, as follows:

			For all nominees listed below (except as marked to the contrary below)	Withhold Authority to vote for all nominees listed below
	Proposal 1:	To elect two directors to hold office until the 2013 Annual Meeting of Stockholders.
	Nominees:	Jeffrey Staszak, Edward Winn
To withhold authority to vote for any nominee write such nominee’s name below:

For	Against	Abstain

Proposal 2: To ratify the selection of the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of Volterra Semiconductor Corporation for its fiscal year ending December 31, 2010.

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Please be sure to sign and date this Proxy in the box below		Date

This Proxy may be revoked at any time prior to the voting thereof. The undersigned acknowledge receipt from Volterra Semiconductor Corporation, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Stockholders.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING

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Detach above card, sign, date and mail in postage paid envelope provided.
VOLTERRA SEMICONDUCTOR CORPORATION

Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

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